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EXHIBIT 2.n1

                       Consent of Independent Accountants


We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting part of this Registration Statement on Form N-2 (the "Registration Statement") of Putnam Municipal Bond Fund (formerly Putnam Investment Grade Municipal Trust II, the "Fund") of our report dated June 8, 2001 relating to the financial statements and financial highlights appearing in the April 30, 2001 Annual Report to the Shareholders of the Fund. We also consent to the references to us under the headings "Financial Highlights and Senior Securities" and under the heading "Independent Accountants and Financial Statements" in such prospectus. We also consent to the incorporation of our report dated June 8, 2001 relating to the senior securities schedule, which appears in the Registration Statement.





/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
August 24, 2001